Exhibit 3.2

Adopted: As of June 21, 2015

FIRST AMENDMENT TO THE
BYLAWS
OF
SUTRON CORPORATION

Pursuant to a resolution of the Board of Directors of Sutron Corporation (“Sutron”) approved on June 21, 2015, Sutron’s Bylaws, originally adopted November 30, 2007, are hereby amended by adding new Article XV, which shall state:

“ARTICLE XV – CONTROL SHARE ACQUISITIONS STATUTE

The provisions of Article 14.1 of the Virginia Stock Corporation Act, entitled “Control Share Acquisitions”, shall not apply to any acquisition by any person or entity of shares of capital stock of the Corporation.”

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